Exhibit 5

NATIONAL CITY
BANK       FIXED RATE SIMPLE INTEREST - NOTE AND SECURITY AGREEMENT
                                  BRANCH
                                             Date  02/17/95


              (1) DEBTOR(S)    BRUCE ADDINGTON
                    Address    HC 87 BOX 340
                       City    PAINTSVILLE
                State & Zip    KY  412400000


(2)     Terms of Repayment

FOR VALUE RECEIVED, I, the Debtor, promise to pay to the order of National City Bank, Kentucky, 101 S. 5th St., Louisville, Kentucky ("Bank"), the principal sum of Two Hundred Eighty Two Thousand and 00/100 Dollars, together with interest on the principal sum outstanding from time to time at the rate of 9.000 percent per annum. The principal sum hereof, together with interest thereon, is payable in 012 consecutive monthly installments of Twenty Four Thousand Eight Hundred Fifty One and 01/100 Dollars ($4,851.01) each, commencing on the 18 day of April, 1995, and continuing on the same day of each month thereafter, until paid. The term "per annum" shall mean a 360-day year, and interests shall be calculated on the basis of a 360-day year and a 30-day month.

(3)     Description of Goods or Real Estate Securing Payment
("Property")____________________________________________________

   STOCK CERTIFICATE 100000 SHARES ADDINGTON RESOURCES


YEAR, MAKE, MODEL     NEW OR USED      MANUFACTURER'S SERIAL NUMBER


(4)     Loan Use

I represent to Bank that the loan proceeds are to be used as follows (state purpose, and if goods or services are to be purchased, so state giving name and address of seller): OTHER
(PERSONAL)


(5)     Disbursement of Proceeds

Bank is authorized to disburse loan proceeds as indicated in the Itemization of the Amount Financed.

(6)     Insurance Agreement

Insurance on the Property must be obtained by me. I may choose the person through whom such insurance is obtained. Bank may require Vendors Single Interest insurance for the term of this Note. If I fail to obtain insurance, Bank may purchase insurance for me, and I will pay Bank for its cost. Even if the Property is lost, damaged or destroyed, I must pay Bank whatever I owe under this Note. Written evidence of insurance, with Bank named as loss payee will be delivered to Bank. If the security for this loan is a real estate mortgage, I must maintain proper real estate insurance on the Property. If this loan is secured by other than a real estate mortgage, insurance must consist of Fire, Theft, Comprehensive and Collision with not more than Two Hundred Fifty Dollars ($250.00) deductible. I may obtain extended warranty coverage, but such coverage is not required and cannot be obtained from Bank. I irrevocably make Bank my agent for adjustment of all insurance losses and settlement thereof for an amount Bank in good faith deems reasonable and to sign such proofs of loss, applications, receipts, settlements, releases and other papers necessary for collection of loss and for return of unearned premiums, and to endorse and collect any instrument payable to me in connection with any of the above. All amounts Bank receives may, at its option, be applied to the indebtedness evidenced by this Agreement or used to repair or replace the Property. If any credit insurance is obtained through Bank, the cost and terms are shown on the Disclosure Statement.

(7)     Prepayment of Note

I may prepay the principal sum of this Note in whole or in part at any time or from time to time. However, if the original principal sum of this Note exceeds $15,000 and such prepayment is in full, such prepayment shall be subject to a prepayment charge equal to the greater of $20 or 1% of the outstanding balance at the time of prepayment. Prepayments shall be applied to the monthly payment in the order of their maturities and shall be applied first against accrued but unpaid interest on the principal sum prepaid, then to principal. In the event of prepayment, interest on the sum prepaid shall be computed on the basis of 360-day year, but calculated on actual days.

(8)     Late Charge

If I am in default [as defined (10)] and Bank requires immediate payment of the whole amount outstanding hereunder, I agree to pay Bank interest on the remaining balance at the contractual rate in effect at the time of acceleration. If I am more than ten (10) days late in paying an installment and Bank does not require immediate payment of the whole amount outstanding hereunder, I promise to pay Bank a late charge of $18.00



(9)     Security for Debt

I give Bank a security interest in the Property (including, without limitation, any accessions and all loss proceeds and unearned premiums of insurance covering the Property as well as unearned premiums on credit insurance financed) to secure the payment of any amounts owed under this Agreement. If the Property is not my principal residence, Bank shall have a security interest in the Property for all other obligations now or hereafter owing by me to Bank. However, if Bank now has any earlier lien on my principal residence as security for future obligations, Bank waives such security as to this Agreement only.

(10)     Default

I will be in default on this Agreement: (i) if I do not pay an installment on time or do not pay on time any other indebtedness owing by me to Bank; or (ii) if any creditor tries by legal process to take funds from any account of mine with Bank or to levy execution on the Property; or (iii) if there is a filing for my bankruptcy or insolvency; or (iv) if I die or am declared legally incompetent; or (v) any statement in my loan application or any other writing is materially false; or (vi) if I fail to comply with any other term or condition contained in this Agreement; or (vii) if a judgment is entered against me in any court of record; or
(viii) if Bank, in good faith, believes my ability to repay is impaired. If I am in default, Bank can then require immediate payment of the whole amount outstanding under this Agreement or any other outstanding indebtedness I have with Bank (except indebtedness secured by my principal residence), and may use any right and remedies under the law and the right to go peaceably without court process upon any premises where the Property may be and remove it. Bank may sell, lease or otherwise dispose of the Property. The net proceeds of sale or other disposition of the Property shall be applied to the amount I then owe Bank in such manner as Bank decides.

(11)  Warranties

I acknowledge that all information I provide to Bank is true and complete, and that I am a natural person at least eighteen (18) years of age and fully competent to enter into contracts.

(12)  Other Provisions

I further agree that: (1) I will keep the Property insured and in good condition and will promptly pay all taxes and license fees, and all repair, maintenance and preservation costs pertaining to the Property; (2) upon Bank's request, I will promptly deposit with Bank the certificate of title or any other documents Bank may need to perfect its security interest; (3) I will promptly notify Bank
of any change of address.   Without Bank's prior written approval,
I will not sell, lease, or otherwise dispose of, nor permit any encumbrance on the Property, nor will I permanently remove nor permit removal of the Property from the State of Kentucky; (4) this Agreement will be governed by Kentucky law; (5) I will not use the Property for any unlawful purpose; (6) if the Property is personal property, it will not be so attached or affixed to real property that it becomes a fixture without the Bank's prior written consent;
(7) if this Agreement is signed or guaranteed by more than one person, all Debtors and Guarantors of Payment are jointly and severally responsible for payment of the indebtedness evidenced by this Agreement. Bank can from time to time extend the terms of payment or release any security or agree with any signer to any change of terms without notifying or releasing any other signer from responsibility on this Agreement. Bank may delay enforcing any of its rights on this Agreement or on any security by acceptance of late or partial payments or otherwise without losing any of its rights; (8) principal and interest shall be payable at the above address of Bank, or at such other place as the holder hereof may designate in writing, and shall be payable in lawful money of the United States of America. Payment shall be applied first to accrued but unpaid interest then to principal; (9) if I cancel a required authorization of automatic deduction of payments from a deposit account, Bank may charge a fee of $100.

(13)  Loan for Purchase of Goods or Services

The following disclosure applies if you are a natural person who uses all or a substantial part of the proceeds of this loan to purchase goods or services for personal, family or household use from a seller who regularly refers consumers to us or who is affiliated with us by contract or business arrangement:

                             NOTICE

ANY HOLDER OF THIS CONSUMER CREDIT CONTRACT IS SUBJECT TO ALL CLAIMS AND DEFENSES WHICH THE DEBTOR COULD ASSERT AGAINST THE SELLER OF GOODS OR SERVICES OBTAINED WITH THE PROCEEDS HEREOF, RECOVERY HEREUNDER BY THE DEBTOR SHALL NOT EXCEED AMOUNTS PAID BY THE DEBTOR HEREUNDER.

                         NOTICE TO COSIGNER

You are being asked to guarantee this debt by signing below. Think carefully before you do. If the borrower doesn't pay the debt, you will have to. Be sure you can afford to pay if you have to, and that you want to accept this responsibility. You may have to pay up to the full amount of the debt if the borrower does not pay.
You may also have to pay late fees or collection costs, which increase this amount. The creditor can collect this debt from you without first trying to collect from the borrower. The creditor can use the same collection methods against you that can be used against the borrower, such as suing you, garnishing your wages, etc. If this debt is ever in default, that fact may become a part of your credit record. This notice is not the contract that makes you liable for the debt.

         The undersigned acknowledges receipt of this Notice prior to becoming obligated.


________________________________     _____________________________
Signature                   Date     Signature                Date


(14)  Copy Received

I agree to all provisions of this Agreement, and acknowledge that I received a copy of this Agreement together with a Disclosure
Statement with all applicable blanks completed before I signed below.

BRUCE ADDINGTON           2/17/95    _____________________________
Type or print name of Debtor  Date   Debtor's Signature       Date

_________________________________    _____________________________
Type or print name of Debtor  Date   Debtor's Signature       Date

             GUARANTY OF PAYMENT - WAIVER OF RIGHTS

For value received, I guarantee the prompt payment of the indebtedness evidenced by and arising under the above Agreement when each payment becomes due, and approve all the provisions of the above Agreement. My liability under this Guaranty shall remain in effect until the indebtedness evidenced by this Agreement is fully paid or until Bank gives me a written release. I agree that:
(1) My liability shall remain in effect even if Bank agrees to changes in basic terms of the Agreement without my consent, such as
(a) renewals or extensions of time, (b) releases of security or other obligors other than me, or (c) changes in the rate or method of computing interest; and (2) Bank need give me no notice of default, no notice of any change in basic terms of the Agreement nor any other noitice of any kind; and (3) Bank may proceed directly against me, whether or not Bank shall have first made any presentment or demand for payment to anyone and whether or not Bank proceeds against anyone else or against security (if any); and (4) I will not use, and I hereby waive any defense to my direct and absolute obligation to pay the indebtedness evidenced by this Agreement when due, together with any interest accruing on the indebtedness evidended by this Agreement.


____________________________________  _____________________________
Type or print name of Guarantor Date  Guarantor's Signature    Date

____________________________________  _____________________________
Type or print name of Guarantor Date  Guarantor's Signature    Date